CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Q Holdings, Inc.

We hereby consent to the reference to our firm under the caption of “Experts” and to the incorporation by reference in this Registration Statement on Form S-1 of Q Holdings, Inc. and subsidiaries of our report, dated March 23, 2012, with respect to the consolidated financial statements of Q Holdings, Inc. and subsidiary as of December 31, 2011, and for the year then ended and for the period from inception of the development stage (March 28, 2002) through December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 10-K of Q Holdings, Inc.

/s/ Tanner LLC

Salt Lake City, Utah
June 29, 2012